UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2009

GREEN PLAINS RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

IOWA	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip Code)

(402) 884-8700
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 20, 2009, Green Plains Holdings LLC (“Acquisition Sub”), a wholly-owned subsidiary of Green Plains Renewable Energy, Inc. (“the Company”) entered into two Membership Interest Purchase Agreements (“the Purchase Agreements”) with AgStar Financial Services, PCA (“AgStar”), as Seller agent, and certain other entities (collectively, the “Sellers”), as set forth in the Purchase Agreements.  Pursuant to the terms of the Purchase Agreements, Acquisition Sub will acquire all of the membership interests in RBF Acquisition VI, LLC (“RBF VI”) and RBF Acquisition II, LLC (“RBF II”), two limited liability companies that own ethanol plants in Ord, Nebraska and Central City, Nebraska, respectively, from a lender group led by AgStar.  Except as set forth below, the provisions of the two Purchase Agreements are identical in all material respects.

Pursuant to the terms of the relevant Purchase Agreements, Acquisition Sub will acquire the membership interests of RBF VI for a purchase price of $38.0 million, and the membership interests of RBF II for a purchase price of $85.5 million, for an aggregate purchase price of $123.5 million.

The Purchase Agreements contain customary representations, warranties and covenants of Acquisition Sub, RBF VI, RBF II, and the Sellers.  The Sellers have agreed to use commercially reasonable efforts to maintain certain agreements and to make such maintenance and repairs or incur other startup costs with respect to the ethanol plants as Acquisition Sub may propose, up to an amount not to exceed $2.0 million cumulatively in the case of the RBF VI and RBF II Purchase Agreements.

Consummation of the transactions is subject to the satisfaction of customary closing conditions, including among other matters, (1) execution and delivery of specified ancillary agreements, (2) accuracy of representations and warranties and compliance with covenants set forth in the Purchase Agreements, each in all material respects, (3) receipt of certain required consents and regulatory approvals; (4) Hart Scott Rodino filings and clearance in the case of the acquisition of the RBF II membership interests; and (5) consummation of certain financing arrangements agreed to between Acquisition Sub and AgStar, as discussed below.

AgStar has agreed to provide $123.5 million in debt financing and $16.0 million of working capital financing to fund the transactions and plant operations.  Certain basic terms have been agreed upon. The final Credit Agreements will be agreed upon and entered into at the closing of the transactions with RBF VI and RBF II, which will be renamed at closing to Green Plains Ord LLC and Green Plains Central City LLC, respectively. The Credit Agreements will provide for $25.0 million and $55.0 million amortizing term loans, $13.0 million and $30.5 million revolving term loans, and two-year, $5.0 million and $11.0 million revolving line of credit loans to RBF VI and RBF II, respectively.  The term loans will mature in seven years.

The amortizing term loans will have an interest rate of 3.0% plus the greater of the 30-day LIBOR rate or 2.0%.  The revolving term loans will have an interest rate of 1.5% plus the greater of the 30-day LIBOR rate or 2.0% until December 31, 2010, when it will have the same rate as the amortizing term loans.  The revolving line of credit loans will have an interest rate of 4.0% plus the greater of the 30-day LIBOR rate or 2.0%.

The loans will require monthly interest payments, beginning 180 days after closing.  The amortizing term loans will require amortizing monthly principal and interest payments on a 10-year schedule beginning on the 25th month after closing, but no later than June 1, 2011.  The Credit Agreements will also have certain financial and other covenants.  The loans will each be secured by all of the real and personal property of the Central City and Ord ethanol plants, with cross-collateralization and cross-default between the plants.

Closing of the transactions, including the financing, is expected in June, 2009.  In connection with the Purchase Agreements, Acquisition Sub will also enter into an indemnification escrow agreement, whereby $250,000 and $500,000, for RBF VI and RBF II transactions, respectively, will be placed with a mutually agreeable escrow agent, subject to the terms and conditions of the escrow agreement, as a good faith deposit to proceed with the transactions and as a source for indemnification claims under the Purchase Agreements.

The foregoing description of the Purchase Agreements, the escrow agreements, the Credit Agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by the full text of each agreement, which will be filed as exhibits to the Company's Form 10-Q following the closing of the transactions. The press release announcing this transaction is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Number	Description

99.1	Press Release dated May 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2009	Green Plains Renewable Energy, Inc. By: /s/ Todd A. Becker Todd A. Becker President and Chief Executive Officer

Exhibit Index

Number	Description

99.1	Press Release dated May 21, 2009.

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